Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Buffered Return Enhanced Notes linked to the S&P 500® Index due June 12, 2013	$6,776,000.00	$776.53
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated May 21, 2012)

UBS AG $6,776,000 Buffered Return Enhanced Notes

Linked to the S&P 500® Index due June 12, 2013

Investment Description

UBS AG Buffered Return Enhanced Notes (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS”) linked to the performance of the S&P 500® Index (the “underlying index”). If the underlying return is positive, UBS will repay your principal amount at maturity plus pay a return equal to 2 times the underlying return, up to the maximum return of 15.20%. If the underlying return is zero or negative but the percentage decline from the initial index level to the final index level is equal to or less than the 10% buffer amount, UBS will repay the full principal amount at maturity. However, if the underlying return is negative and the percentage decline from the initial index level to the final index level is greater than the 10% buffer amount, UBS will repay less than the full principal amount at maturity resulting in a loss on your investment that is equal to (i) the downside leverage factor multiplied by (ii) the percentage decline from the initial index level to the final index level in excess of the 10% buffer amount. Investing in the Notes involves significant risks. The Notes do not pay interest. You may lose all or a significant portion of your principal amount if the percentage decline from the initial index level to the final index level is greater than 10%. The buffered downside market exposure only applies if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Issuer. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features
☐	Enhanced Growth Potential: At maturity, the Notes enhance any positive underlying return up to the maximum return. If the underlying return is negative, investors may be exposed to the negative underlying return at maturity.
☐	Buffered Downside Market Exposure: If you hold the Notes to maturity and the underlying return is zero or negative, but the percentage decline from the initial index level to the final index level is equal to or less than the 10% buffer amount, UBS will repay your initial investment in the Notes. However, if the percentage decline from the initial index level to the final index level greater than the 10% buffer amount, UBS will pay you less than your initial investment, resulting in a loss that is equal to (i) the downside leverage factor multiplied by (ii) the percentage decline from the initial index level to the final index level in excess of the buffer amount. Accordingly, you could lose all or a substantial portion of your initial investment. The buffered downside market exposure applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of your initial investment, is subject to the creditworthiness of UBS.

Key Dates

Trade Date	May 25, 2012
Settlement Date	May 31, 2012
Final Averaging Dates*	June 3, 2013, June 4, 2013, June 5, 2013, June 6, 2013 and June 7, 2013
Maturity Date*	June 12, 2013
*	Subject to postponement in the event of a market disruption event. See “Maturity Date” and “Final Averaging Dates” under “General Terms of the Notes” in the Buffered Return Enhanced Notes product supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. UBS IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY. THE NOTES CAN HAVE A LEVERAGED DOWNSIDE MARKET RISK GREATER THAN THE DECLINE IN THE UNDERLYING INDEX, SUBJECT TO THE BUFFER AMOUNT, WHICH CAN RESULT IN A LOSS OF ALL OR A SUBSTANTIAL PORTION OF YOUR INVESTMENT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-14 OF THE BUFFERED RETURN ENHANCED NOTES PRODUCT SUPPLEMENT BEFORE PURCHASING THE NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering

These terms relate to Buffered Return Enhanced Notes linked to the performance of the S&P 500® Index. The return on the Notes is subject to, and will not exceed, the “maximum return” or the corresponding “maximum payment at maturity per Note”.

Underlying Index	Upside Leverage Factor	Maximum Return	Maximum Payment at Maturity per Note	Downside Leverage Factor	Initial Index Level	Buffer Amount	CUSIP	ISIN
S&P 500® Index	2.00	15.20%	$1,152.00	1.1111	1317.82	10.00%	902674HS2	US902674HS29

See “Additional Information about UBS and the Notes” on page 2. The Notes will have the terms specified in the Buffered Return Enhanced Notes product supplement relating to the Notes, dated May 21, 2012, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this pricing supplement, the Buffered Return Enhanced Notes product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

	Issue Price to Public	Underwriting Discount(1)(2)	Proceeds to UBS AG
Per Note	$1,000.00	$10.00	$990.00
Total	$6,776,000.00	$67,760.00	$6,708,240.00
(1)	Certain fiduciary accounts will pay a purchase price of $990 per $1,000 principal amount of the Notes, and the placement agents, with respect to sales made to such accounts, will forgo any fees.
(2)	JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates, acting as placement agents for the Notes, will receive a fee from the Issuer of $10.00 per $1,000 principal amount of the Notes, but will forgo any fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents received from sales to accounts other than such fiduciary accounts.

J.P. Morgan Securities LLC	UBS Investment Bank

Pricing Supplement dated May 25, 2012

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes and an index supplement for various securities we may offer, including the Notes), with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus, the index supplement and the Buffered Return Enhanced Notes product supplement if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product supplement for Buffered Return Enhanced Notes dated May 21, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000139340112000069/c309462_690703-424b2.htm

♦	Index Supplement dated January 24, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512021889/d287369d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this pricing supplement, “Notes” refer to the Buffered Return Enhanced Notes that are offered hereby, unless the context otherwise requires. Also, references to the “Buffered Return Enhanced Notes product supplement” mean the UBS product supplement, dated May 21, 2012, references to the “index supplement” mean the UBS index supplement, dated January 24, 2012, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax and other advisers before deciding to invest in the Notes.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have a levered downside risk greater than the downside market risk of an investment in the underlying index or in the index constituent stocks, subject to the buffer amount.
♦	You believe the underlying index will appreciate over the term of the Notes and that the appreciation is unlikely to exceed an amount equal to the maximum return of 15.20%.
♦	You understand and accept that your potential return is limited to the maximum return of 15.20% and you are willing to invest in the Notes based on this maximum return.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.
♦	You do not seek current income from your investment.
♦	You are willing to hold the Notes to maturity, a term of approximately 12 months, and accept that there may be little or no secondary market for the Notes.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You require an investment designed to guarantee a full return of principal at maturity.
♦	You cannot tolerate a loss of all or a substantial portion of your investment and are not willing to make an investment that may have a levered downside risk greater than the downside market risk of an investment in the underlying index or the index constituent stocks, subject to the buffer amount.
♦	You believe that the level of the underlying index will decline during the term of the Notes and the final index level will likely decline below the initial index level by a percentage that is greater than the buffer amount, or you believe the underlying index will appreciate over the term of the Notes and that the appreciation is likely to equal or exceed an amount equal to the maximum return of 15.20%.
♦	You seek an investment that has unlimited return potential without a cap on appreciation and you are unwilling to invest in the Notes based on the maximum return of 15.20%.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.
♦	You seek current income from this investment.
♦	You are unable or unwilling to hold the Notes to maturity, a term of approximately 12 months, or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review “Key Risks” beginning on page 5 of this pricing supplement and the more detailed “Risk Factors” beginning on PS-14 of the Buffered Return Enhanced Notes product supplement for risks related to an investment in the Notes.

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$1,000.00 per Note
Term	Approximately 12 months.
Underlying Index	S&P 500® Index
Maximum Return:	15.20%
Upside Leverage Factor	2.00
Downside Leverage Factor	1.1111
Buffer Amount	10%
Payment at Maturity (per Note)	If the underlying return is positive, UBS will pay you an amount in cash per Note equal to:
$1,000.00 + [$1,000.00 × the lesser of: (2.00 × Underlying Return) and (Maximum Return)]
If the underlying return is zero or negative, but the percentage decline from the initial index level to the final index level is equal to or less than the buffer amount, UBS will pay you an amount in cash per Note equal to your principal amount:
$1,000.00
If the underlying return is negative and the percentage decline from the initial index level to the final index level is greater than the buffer amount, UBS will pay you an amount per Note that is less than your principal amount resulting in a loss on your investment that is equal to (i) the downside leverage factor multiplied by (ii) the percentage decline from the initial index level to the final index level in excess of the buffer amount:
$1,000.00 + [$1,000.00 × 1.1111 × (Underlying Return + Buffer Amount)]
In this case you could lose all or a significant portion of your principal amount.
Closing Level	The official closing level of the underlying index, or any successor underlier, published by the index sponsor on a trading day.
Final Averaging Dates	June 3, 2013, June 4, 2013, June 5, 2013, June 6, 2013 and June 7, 2013.
Underlying Return	Final Index Level - Initial Index Level Initial Index Level
Initial Index Level	1317.82, which is the closing level of the underlying index on the trade date.
Final Index Level	The arithmetic average of the underlying index closing levels on each of the five final averaging dates.

Investment Timeline

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. THE NOTES DO NOT PAY INTEREST. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. THE BUFFERED DOWNSIDE MARKET EXPOSURE ONLY APPLIES IF YOU HOLD THE NOTES TO MATURITY. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF THE ISSUER WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the Buffered Return Enhanced Notes product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

♦	Risk of loss — The Notes differ from ordinary debt securities in that the issuer will not make periodic interest payments or necessarily pay the full principal amount of the Notes at maturity. UBS will only repay you the full principal amount of your Notes if the underlying return is equal to or greater than –10% and will only make such payment at maturity. If the underlying return is less than –10%, meaning the percentage decline from the initial index level to the final index level is greater than the 10% buffer amount, you will lose a significant portion of your initial investment in an amount equal to the downside leverage factor multiplied by that negative underlying return in excess of the buffer amount. Accordingly, you may lose all or a significant portion of your initial investment if the percentage decline from the initial index level to the final index level is greater than 10%.
♦	Buffered downside market exposure applies only if you hold the Notes to maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying index at such time is not below the initial index level by a percentage greater than the buffer amount.
♦	The upside leverage factor applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the upside leverage factor or the Notes and the return you realize may be less than 2.00 times the underlying return even if such return is positive and does not exceed the maximum return. You can receive the full benefit of the upside leverage factor and earn the potential maximum return from UBS only if you hold your Notes to maturity.
♦	Your potential return on the Notes is limited to the maximum return — The return potential of the Notes is limited to the maximum return of 15.20%. Therefore, you will not accrue or benefit from any positive underlying return in excess of an amount that, when multiplied by the upside leverage factor, exceeds the maximum return and your return on the Notes may be less than it would be in a hypothetical direct investment in the underlying index or in the stocks comprising the underlying index (the “index constituent stocks”).
♦	No interest — You will not receive any periodic interest payments on the Notes.
♦	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire initial investment.
♦	Market risk — The return on the Notes is directly linked to the performance of the underlying index and indirectly linked to the value of the index constituent stocks, and the extent to which, the underlying return is positive or negative. The levels of the underlying index can rise or fall sharply due to factors specific to the index constituent stocks, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions.
♦	Owning the Notes is not the same as owning the index constituent stocks — Owning the Notes is not the same as owning the index constituent stocks. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the index constituent stocks would have.
♦	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of the underlying index will rise or fall. There can be no assurance that the level of the underlying index will rise above the initial index level or that the percentage decline from the initial index level to the final index level will not be greater than the buffer amount. The final index level will be influenced by complex and interrelated political, economic, financial and other factors that affect the index constituent stocks. You should be willing to accept the risks of owning equities in general and the index constituent stocks in particular, and the risk of losing a significant portion of your initial investment.
♦	The underlying index reflects price return, not total return — The return on your Notes is based on the performance of the underlying index, which reflects the changes in the market prices of the index constituent stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the index constituent stocks. The return on your Notes will not include such a total return feature or dividend component.
♦	Changes affecting the underlying index could have an adverse effect on the value of the Notes. — The policies of Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, the sponsor of the underlying index (the “index sponsor”), concerning additions, deletions and substitutions of the index constituent stocks and the manner in which the index sponsor takes account of certain changes affecting those index constituent stocks may adversely affect the level of the underlying index. The policies of the index sponsor with respect to the calculation of the underlying index could also adversely affect the level of the underlying index. The index sponsor may discontinue or suspend calculation or dissemination of the underlying index. Any such actions could have an adverse effect on the value of the Notes.

♦	UBS cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsor and have no ability to control or predict its actions,including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of theunderlying index. The index sponsor is not involved in the Notes offering in any way and has no obligation to consider yourinterest as an owner of the Notes in taking any actions that might affect the market value of your Notes.
♦	The Notes are considered “hold to maturity” products. Generally, there is no liquid market for the Notes.
♦	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Notes, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Notes prior to maturity could be at a substantial discount from the issue price and to the intrinsic value of the product; and as a result, you may suffer substantial losses.
♦	Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the level of the underlying index; the volatility of the underlying index; the dividend rate paid on the index constituent stocks; the time remaining to the maturity of the Notes; interest rates in the markets in general; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
♦	Impact of fees on the secondary market price of the Notes — Generally, the price of the Notes in the secondary market is likely to be lower than the issue price to public since the issue price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying index and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying index, may adversely affect the performance of the underlying index and, therefore, the market value of the Notes.
♦	Potential conflict of interest — UBS and its affiliates may engage in business related to the underlying index or index constituent stocks, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying index to which the Notes are linked.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Notes” beginning on page 9.

Hypothetical Examples and Return Table of the Notes at Maturity

The examples and table below illustrate the Payment at Maturity for a $1,000.00 Note on a hypothetical offering of the Notes, with the following assumptions (the actual terms of the Notes are specified on the first page of this pricing supplement; amounts have been rounded for ease of analysis):

Investment Term:	Approximately 12 months
Initial Index level:	1200.00
Buffer Amount:	10%
Upside Leverage Factor:	2.00
Maximum Return:	15.20%
Downside Leverage Factor	1.1111
Range of Index Performance:*	75% to -75%
*	The performance range is provided for illustrative purposes only. The actual underlying return may be below -75% and you therefore may lose all or a significant portion of your investment in the Notes.

Final Index level	Underlying Return**	Payment at Maturity	Note Total Return at Maturity
2100.00	75.00%	$1,152.00	15.20%
2040.00	70.00%	$1,152.00	15.20%
1980.00	65.00%	$1,152.00	15.20%
1920.00	60.00%	$1,152.00	15.20%
1860.00	55.00%	$1,152.00	15.20%
1800.00	50.00%	$1,152.00	15.20%
1740.00	45.00%	$1,152.00	15.20%
1680.00	40.00%	$1,152.00	15.20%
1620.00	35.00%	$1,152.00	15.20%
1560.00	30.00%	$1,152.00	15.20%
1500.00	25.00%	$1,152.00	15.20%
1440.00	20.00%	$1,152.00	15.20%
1320.00	10.00%	$1,152.00	15.20%
1291.20	7.60%	$1,152.00	15.20%
1260.00	5.00%	$1,100.00	10.00%
1200.00	0.00%	$1,000.00	0.00%
1140.00	-5.00%	$1,000.00	0.00%
1080.00	-10.00%	$1,000.00	0.00%
1020.00	-15.00%	$944.45	-5.56%
960.00	-20.00%	$888.89	-11.11%
900.00	-25.00%	$833.34	-16.67%
840.00	-30.00%	$777.78	-22.22%
780.00	-35.00%	$722.23	-27.78%
720.00	-40.00%	$666.67	-33.33%
660.00	-45.00%	$611.12	-38.89%
600.00	-50.00%	$555.56	-44.44%
540.00	-55.00%	$500.01	-50.00%
480.00	-60.00%	$444.45	-55.56%
420.00	-65.00%	$388.90	-61.11%
360.00	-70.00%	$333.34	-66.67%
300.00	-75.00%	$277.79	-72.22%

**The underlying return excludes any cash dividend payments

Example 1 — At maturity, the final index level is 5% greater than the initial index level. Since the underlying return is positive and when multiplied by the upside leverage factor is less than the maximum return, UBS will pay you 2.00 × the underlying return, or a 10.00% total return, and the payment at maturity per $1,000.00 principal amount of the Notes will be calculated as follows:

$1,000.00 + ($1,000.00 × 2.00 × 5%) = $1,000.00 + $100.00 = $1,100.00

Example 2 — At maturity, the final index level is 35% greater than the initial index level. Since 2.00 × the underlying return of 35% is more than the maximum return of 15.20%, UBS will pay you the principal amount plus a return equal to the maximum return of 15.20%, and the payment at maturity is equal to $1,152.00 per Note.

Example 3 — At maturity, the final index level is 5% less than the initial index level. Since the underlying return is negative but the 5% decline from the initial index level to the final index level is less than the 10% buffer amount, UBS will repay the full principal amount and the payment at maturity is equal to $1,000.00 per Note.

Example 4 — At maturity, the final index level is 35% less than the initial index level. Since the underlying return is negative and the 35% decline from the initial index level to the final index level is greater than the 10% buffer amount by 25%, UBS will pay you less than the full principal amount and the payment at maturity per Note is as follows:

$1,000.00 + ($1,000.00 × 1.1111 × -25%) = $1,000.00 - $277.78 = $722.23

Accordingly, if the underlying return is less than -20%, meaning the percentage decline from the initial index level to the final index level is greater than 20%, UBS will pay you less than the full principal amount resulting in a loss on your investment that is equal to the downside leverage factor multiplied by the negative underlying return in excess of the buffer amount. You may lose all or a significant portion of your principal.

What Are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-33 of the Buffered Return Enhanced Notes product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid derivative contract with respect to the underlying index. If your Notes are so treated, you should generally not recognize any income or loss with respect to your Notes prior to their maturity, automatic call, redemption, sale or exchange and you should generally recognize capital gain or loss upon the sale, exchange, automatic call, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes in a manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-34 of the product supplement.

The Internal Revenue Service, for example, might assert that you should be required to recognize taxable gain on any rebalancing, replacement, or rollover of the underlying index.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-33 of the Buffered Return Enhanced Notesproduct supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes.

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Under recently enacted legislation, individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” in excess of an applicable threshold may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Non-United States Holders.  If you are not a United States holder, you will generally not be subject to United States withholding tax with respect to payments on your Notes or be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your foreign status including providing an IRS form W-8BEN. Gain from the sale or exchange of a Note or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

S&P 500® Index

We have derived all information contained in this pricing supplement regarding the S&P 500® Index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”). Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the S&P 500® Index. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the S&P 500® Index.

S&P has no obligation to continue to publish the S&P 500® Index, and may discontinue publication of the S&P 500® Index at any time. The S&P 500® Index is determined, comprised and calculated by S&P without regard to the Notes.

The S&P 500® Index is published by S&P. As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, the S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the S&P 500® Index, with the number of companies included in each group as of May 15, 2012 indicated below: Consumer Discretionary (81); Consumer Staples (41); Energy (44); Financials (81); Health Care (51); Industrials (61); Information Technology (71); Materials (30); Telecommunications Services (8); and Utilities (32).

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the S&P 500® Index. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the S&P 500® Index.

Historical Information

The following table sets forth the quarterly high and low closing levels for the S&P 500® Index, based on the daily closing level as reported by Bloomberg Professional service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the underlying index on May 25, 2012 was 1317.82. Past performance of the underlying index is not indicative of the future performance of the underlying index.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	1447.16	1273.37	1322.70
4/1/2008	6/30/2008	1426.63	1278.38	1280.00
7/1/2008	9/30/2008	1305.32	1106.39	1166.36
10/1/2008	12/31/2008	1161.06	752.44	903.25
1/2/2009	3/31/2009	934.70	676.53	797.87
4/1/2009	6/30/2009	946.21	811.08	919.32
7/1/2009	9/30/2009	1071.66	879.13	1057.08
10/1/2009	12/31/2009	1127.78	1025.21	1115.10
1/4/2010	3/31/2010	1174.17	1056.74	1169.43
4/1/2010	6/30/2010	1217.28	1030.71	1030.71
7/1/2010	9/30/2010	1148.67	1022.58	1141.20
10/1/2010	12/31/2010	1259.78	1137.03	1257.64
1/3/2011	3/31/2011	1343.01	1256.88	1325.83
4/1/2011	6/30/2011	1363.61	1265.42	1320.64
7/1/2011	9/30/2011	1353.22	1119.46	1131.42
10/3/2011	12/30/2011	1285.09	1099.23	1257.60
1/3/2012	3/21/2012	1409.75	1277.06	1402.89
4/2/2012*	5/25/2012*	1419.04	1295.22	1317.82
*	As of the date of this pricing supplement, available information for the second calendar quarter of 2012 includes data for the period from April 2, 2012 through May 25, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

The graph below illustrates the performance of the underlying index from January 3, 2000 through March 25, 2012, based on information from Bloomberg. Past performance of the underlying index is not indicative of the future performance of the underlying index.

Supplemental Plan of Distribution

We have agreed to sell to JP Morgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates (the “Agents”) and the Agents have agreed to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agents intend to resell the Notes to securities dealers at a discount from the price to public up to the underwriting discount set forth on the cover of this pricing supplement.

Each Agent may be deemed to be an “underwriter” within the Securities Act of 1933 (the “Securities Act”). We have agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act.